Exhibit 99.1

Schlumberger Announces Third Quarter 2004 Results

NEW YORK, October 22, 2004 - Schlumberger Limited (NYSE:SLB) today reported third-quarter 2004 operating revenue of $2.93 billion versus $2.86 billion in the second quarter of 2004 and $2.54 billion in the third quarter of 2003. Income from continuing operations before charges was $310 million, or $0.52 per share-diluted versus $0.48 in the second quarter of 2004 and $0.36 in the third quarter of last year. Including charges, income from continuing operations was $297 million, or $0.50 per share, compared to a loss of $88 million, or $0.15 per share, last year.

Discontinued operations recorded a gain of $21 million ($0.03 per share) in the quarter. This resulted in a net income of $318 million, or $0.53 per share-diluted, compared to a net loss of $55 million, or $0.09 per share, last year.

Oilfield Services revenue of $2.61 billion increased 3% sequentially and 16% compared to the same quarter of last year. Pretax business segment operating income of $440 million decreased 3% sequentially but grew 10% year-on-year.

WesternGeco revenue of $301 million increased 3% sequentially and 14% year-on-year. Pretax business segment operating income of $33 million improved $19 million sequentially and $70 million compared to the same quarter of last year.

Schlumberger Chairman and CEO Andrew Gould commented, “Solid underlying progress in the third quarter was somewhat undermined by a series of unfavorable events which all adversely affected sequential results. These included hurricanes in the Gulf of Mexico, a slowdown in drilling activity in Mexico, losses on two drilling projects, the partial stoppage of certain barges in Venezuela, and the cost of redeploying equipment from YUKOS to other customers. Pricing in North America showed good improvement, and overall activity trends remained very positive particularly in the Eastern Hemisphere. New technology revenue from Wireline was particularly impressive in the quarter with several new services beginning to make revenue contributions.

WesternGeco had an excellent quarter with pretax operating income approaching the levels we set as an objective 18 months ago. Very strong Q* activity and Multiclient sales contributed to this success. Based on continued growth in demand, we are converting a fifth vessel to Q technology.

Our activity outlook for the coming quarters remains very positive as the fundamentals of supply and demand remain strongly biased towards high oil prices.”

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Note:

•	On September 17, Schlumberger sold its entire residual holdings in Axalto, yielding proceeds of $99 million and after-tax gain of $9 million, which is recorded in Discontinued Operations. Schlumberger no longer retains any ownership interest in Axalto.

•	As part of the recently announced 15 million-share buy-back program, Schlumberger bought back 3.8 million shares at an average price of $61.96 for a total amount of $237 million during the months of August and September.

•	Income from continuing operations in the quarter included the following after-tax charges:

•	An Intellectual Property settlement of $10 million

•	A severance charge of $3 million.

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Consolidated Statement of Income (Unaudited)

	(Stated in thousands except per share amounts)
	Third Quarter		Nine Months
For Periods Ended September 30	2004	2003(6)	2004	2003(6)
Revenue
Operating	$2,931,092	$2,544,875	$8,482,340	$7,474,854
Interest and other income(1)	35,278	29,579	83,232	98,325

	2,966,370	2,574,454	8,565,572	7,573,179

Expenses
Cost of goods sold and services(2)	2,324,497	2,457,643	6,713,695	6,374,328
Research & engineering	121,271	117,049	359,224	330,095
Marketing	11,905	15,325	35,249	43,915
General	84,795	81,877	244,394	244,480
Debt extinguishment costs(3)	—	86,328	114,894	167,801
Interest (4)	43,706	75,926	227,660	261,090

	2,586,174	2,834,148	7,695,116	7,421,709

Income (Loss) from Continuing Operations before taxes and minority interest	380,196	(259,694)	870,456	151,470
Taxes on income(2) (3) (4)	75,442	(59,645)	202,253	66,414

Income (Loss) from Continuing Operations before minority interest	304,754	(200,049)	668,203	85,056
Minority interest	(7,684)	112,035	(12,597)	120,468

Income (Loss) from Continuing Operations	297,070	(88,014)	655,606	205,524
Income from Discontinued Operations	21,135	32,691	238,492	437

Net Income (Loss)	$318,205	$(55,323)	$894,098	$205,961

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.50	$(0.15)	$1.10	$0.36
Income from Discontinued Operations	0.03	0.06	0.39	—

Net Income (Loss)	$0.53	$(0.09)	$1.49	$0.36

Average shares outstanding	589,936	585,179	589,186	583,288
Average shares outstanding assuming dilution	613,787	585,179 (*)	613,009	593,420

(*) There was no dilution of shares in the third quarter of 2003 due to the loss. Had the Company reported Net Income for the quarter, fully diluted shares would have been 607,255.

Depreciation & Amortization included in expenses(5)	$326,115	$350,968	$978,562	$1,032,131

1)	Includes interest income of:

•	Third quarter 2004 - $15 million (2003 - $11 million).

•	Nine months 2004 - $40 million (2003 - $39 million).

The first quarter of 2004 includes a $14 million ($0.02 per share) loss on the sale of Atos Origin shares.

The second quarter of 2004 includes a $7 million ($0.01 per share) loss on the sale of Atos Origin shares.

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2)	The third quarter of 2003 includes a $205 million ($0.34 per share) multiclient library impairment charge (pretax $398 million, tax benefit $106 million and minority interest credit $88 million), a $38 million ($0.06 per share) vessel impairment charge (pretax $54 million and minority interest credit $16 million) and a pretax and after-tax gain of $31 million ($0.05 per share) on the sale of a rig.

The first quarter of 2004 includes a $14 million ($0.02 per share) charge (pretax $20 million and tax benefit of $6 million) related to the restructuring program in the United States.

The second quarter of 2004 includes an idle leased facility reserve of $11 million ($0.02 per share), a reorganization reserve of $4 million ($0.01 per share) and a litigation reserve release of $5 million ($0.01 per share).

The third quarter of 2004 includes a pretax and after-tax $3 million severance charge and a $10 million charge ($0.02 per share) related to an Intellectual Property settlement (pretax $11 million and tax benefit of $1 million).

3)	The second quarter of 2003 includes $81 million related to the repurchase of Euro denominated Bonds ($0.14 per share).

The third quarter of 2003 includes $86 million related to the repurchase of UK Pound and Euro denominated Bonds ($0.14 per share).

The first quarter of 2004 includes $77 million related to the repurchase of UK Pound and Euro denominated Bonds ($0.13 per share).

The second quarter of 2004 includes $23 million ($0.04 per share) related to the repurchase of US Dollar denominated Bonds (pretax $37 million and tax benefit of $14 million).

4)	The first quarter of 2004 includes $46 million ($0.08 per share) write off of the US Interest Rate Swap (pretax $73 million and tax benefit of $27 million).

The second quarter of 2004 includes a gain of $6 million ($0.01 per share) on the settlement of the US Interest Rate Swap (pretax $10 million and tax of $3 million).

5)	Including multiclient seismic data costs.

6)	Restated for discontinued operations.

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Condensed Balance Sheet (Unaudited)

	(Stated in thousands)
	Sep. 30, 2004	Dec. 31, 2003
Assets
Current Assets
Cash and short-term investments	$2,540,349	$3,108,973
Assets held for sale (1)	—	3,237,841
Other current assets	4,329,328	4,022,307

	6,869,677	10,369,121
Fixed-income investments, held to maturity	185,228	223,300
Fixed assets	3,620,087	3,799,711
Multiclient seismic data	385,623	505,784
Goodwill	2,772,699	3,284,254
Other assets	1,822,161	1,859,155

	$15,655,475	$20,041,325

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,189,805	$3,247,545
Estimated liability for taxes on income	832,093	807,938
Bank loans and current portion of long-term debt	645,073	1,411,168
Dividend payable	110,989	110,511
Liabilities held for sale (1)	—	1,217,568

	4,777,960	6,794,730
Long-term debt	3,738,406	6,097,418
Post-retirement benefits	657,770	614,850
Other liabilities	156,161	254,708

	9,330,297	13,761,706
Minority interest	400,622	398,330
Stockholders’ equity	5,924,556	5,881,289

	$15,655,475	$20,041,325

(1)	Assets and liabilities held for sale at December 31, 2003 represent the gross assets and liabilities of the SchlumbergerSema activity.

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Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments and fixed-income investments, held to maturity. Details of the net debt follow:

(Stated in millions)
Nine Months	2004
Net Debt, beginning of period	$(4,176)
Net income from continuing operations	656
Excess of equity income over dividends received	(64)
Charges	199
Depreciation and amortization	979
Increase in working capital requirements	(561)
Capital expenditures	(845)
Dividends paid	(331)
Proceeds from employee stock plans	213
Proceeds from the sale of the SchlumbergerSema activity	555
Proceeds from the sale of the Telecom Billing Software activity	37
Proceeds from the sale of the Infodata activity	104
Proceeds from the sale of the Business Continuity activity	233
Proceeds from the sale of the Axalto activity	606
Proceeds from the sale of the Axalto shares	99
Proceeds from the sale of the Atos Origin shares	1,165
Proceeds from the sale of the Meters NAM activity	248
Proceeds from the sale of the Telecom Messaging activity	6
Stock repurchase program	(237)
US pension plan payment	(249)
Debt extinguishment costs	(111)
Settlement of US interest rate swap	(70)
Investment in PetroAlliance	(12)
Other	(108)
Translation effect on net debt	6

Net Debt, end of period	$(1,658)

	(Stated in millions)
Components of Net Debt	Sep. 30, 2004	Dec. 31, 2003
Cash and short-term investments	$2,540	$3,109
Fixed-income investments, held to maturity	185	223
Bank loans and current portion of long-term debt	(645)	(1,411)
Long-term debt	(3,738)	(6,097)

	$(1,658)	$(4,176)

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Business Review (Unaudited)

	Third Quarter			Nine Months
(Stated in millions)	2004(2)	2003(2)(4)	% chg	2004(2)	2003(2)(4)	% chg
Oilfield Services
Operating Revenue	$2,606	$2,256	16%	$7,505	$6,510	15%
Pretax Operating Income(1)	$440	$400	10%	$1,317	$1,116	18%
WesternGeco
Operating Revenue	$301	$263	14%	$905	$875	3%
Pretax Operating Income(1)	$33	$(36)	—	$81	$(52)	—
Other(3)
Operating Revenue	$25	$23	7%	$70	$82	(15)%
Pretax Operating Income(1)	$(2)	$(3)	—	$(10)	$(8)	—

1)	Pretax operating income represents income before taxes and minority interest, excluding interest income, interest expense and amortization of intangibles.

2)	The third quarter of 2004 excludes a pretax charge of $11 million for an Intellectual Property settlement and a pretax $3 million severance charge.

The second quarter of 2004 excludes a pretax loss of $7 million on the sale of Atos Origin shares, a pretax idle leased facility reserve of $11 million, a pretax reorganization reserve of $4 million, a pretax release of a litigation reserve of $5 million, a pretax gain of $10 million for the settlement of the US Interest Rate Swap and a pretax charge of $37 million of debt extinguishment costs.

The first quarter of 2004 excludes a pretax charge of $73 million for the US Interest Rate Swap write off, a pretax loss of $14 million on the sale of Atos Origin shares, a pretax charge of $77 million of debt extinguishment costs and a pretax charge of $20 million related to the restructuring program in the United States.

The third quarter of 2003 excludes debt extinguishment costs of $86 million pretax and a pretax charge of $421 million for impairment and other charges/credits.

The second quarter of 2003 excludes debt extinguishment costs of $81 million pretax.

3)	Comprises the Global Tel*Link, Public Phones and Essentis activities.

4)	Restated for discontinued operations.

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Oilfield Services

Third-quarter revenue of $2.61 billion was 3% higher sequentially and increased 16% year-on-year. Pretax operating income of $440 million declined 3% sequentially but rose 10% year-on-year.

The sequential revenue increases that were particularly strong in Nigeria, Canada and Russia were substantially offset by Norway, Indonesia, Saudi Arabia and North Africa. Wireline and Well Services technologies were the principal contributors to the sequential revenue growth.

Sequential operating income decline was the result of four main causes: weather-related issues in the Gulf of Mexico; performance-related issues in the Gulf of Mexico and Mexico; delays in contract renegotiations in Venezuela; and slower activity in Russia for YUKOS. In contrast the Middle East continued to deliver strong performance.

The highest year-on-year activity growth was experienced in India, Russia, Mexico and US Land GeoMarkets. By technology, Drilling & Measurements, Well Services, Well Completions & Productivity, Wireline and Integrated Project Management recorded double-digit gains.

North America

Revenue of $789 million increased 6% sequentially and 17% year-on-year. Pretax operating income of $119 million decreased 1% sequentially but increased 31% year-on-year.

Sequential revenue growth was mainly due to Canada and land activity in the United States. Well Services operated near capacity throughout most of the quarter and recorded double-digit price improvement from 2003 averages. However, higher product costs are beginning to dampen the operating leverage. Pricing momentum remains positive.

Sequentially, the decline in operating income was mainly due to suspended operations in the Gulf of Mexico as a result of multiple hurricanes and a loss on a turnkey drilling project.

Robust year-on-year revenue growth was recorded in US Land and Canada, which benefited from the strong performance of most technology Segments, coupled with pricing improvements particularly for Well Services. Stronger demand for Well Completions & Productivity and Well Services contributed to the year-on-year growth in the Gulf of Mexico.

Interest and activity, fueled by strong natural gas demand, continued to increase in coalbed methane, shales and tight gas reservoirs supported by a PowerSTIM* solution specifically designed for these unconventional environments. This industry-unique solution combines the data acquisition of the ECS* Elemental Capture Spectroscopy, FMI* Fullbore Formation MicroImager and CMR* Combinable Magnetic Resonance tools with the pressure pumping FAT* Fiber-Assisted Transport fluid, CoalCRETE* and LiteCRETE* services.

During the quarter Unocal Gulf Region USA awarded Schlumberger an exclusive two-year wireline contract for both openhole and cased hole services, including ABC* Analysis Behind Casing technology services.

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Latin America

Revenue of $434 million increased 2% sequentially and 14% year-on-year. Pretax operating income of $45 million declined 28% both sequentially and year-on-year.

Demand for Integrated Project Management services in Mexico continued to fuel year-on-year growth; however, the revenue flattened sequentially due to a slowdown in drilling activity, which will likely persist through early next year.

The year-on-year and sequential pretax operating income drop was mainly due to an unfavorable revenue mix in Mexico; reduced level of activity for PEMEX in a project bearing a high structural cost; and losses on a low-margin project with a major E&P company for which the contract has subsequently been improved. During the quarter, certain barges in West Venezuela were partially idled while contractual negotiations continued with PDVSA.

Drilling & Measurements, Well Completions & Productivity and Wireline continued to experience strong growth, particularly in Latin America South, leading to record revenue in Brazil. Drilling & Measurements leveraged its experience of drilling more than seven million feet in the Faja del Orinoco of Eastern Venezuela by expanding its geosteering market with new multi-well contracts in both Venezuela and Trinidad.

Integrated Project Management saw increased activity in Ecuador with new contracts and services on multiple exploration and development wells. The work included project management, well engineering, well site supervision and all related well construction and completion services.

LiteCRETE* and CemNET* pumping services continued to deliver excellent results in fractured carbonates and depleted gas reservoirs driving increased demand in Mexico. CemNET has become the standard for primary cementing jobs on intermediate and production tubulars.

Europe/CIS/Africa

Revenue of $737 million increased 5% sequentially and 12% year-on-year. Pretax operating income of $117 million was flat sequentially but declined 4% year-on-year.

Sequential activity growth in the region was affected by union strikes in Norway and a slowdown in Russia as YUKOS started reducing its operations late in the quarter. Further declines are expected with YUKOS in the coming quarters and assets are consequently being redeployed within Russia to cover expanding activity elsewhere.

Sequential margin deterioration was due to reduced activity for YUKOS in Russia and union strikes in Norway that were partially offset by improvements in Nigeria and Continental Europe. This resulted in a flattening of operating income in the region.

Year-on-year revenue growth was led by Russia, Caspian and West Africa, with gains recorded in all technology Segments led by Drilling & Measurements and Well Services.

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Nigeria also contributed to the year-on-year and sequential revenue growth with particular strength in deepwater.

TNK-BP awarded Schlumberger a contract for over 100 electrical submersible pumps in Russia. Additionally, Schlumberger was awarded a stimulation project for more than 50 wells in the Volga-Ural province. The scope of the contract includes well preparation, perforation, fracturing, coiled tubing clean-out, production optimization and completion.

Schlumberger opened a Technology Hub on the campus of the Gubkin Russian State University of Oil and Gas, Russia’s leading oil and gas educational facility. Staffed by recognized industry experts, the Hub was created to provide major producing companies the best technical solutions for the challenges of the Russian energy industry. The Hub complements other Schlumberger research and engineering activities in Russia.

Throughout the region new Wireline technology continued to see increased demand driven by OBMI* Oil-Base MicroImager, CHDT* Cased Hole Dynamics Tester, PowerSpiral*, FloScan Imager* and DSA* Downhole Seismic Array services.

Middle East & Asia

Revenue of $617 million decreased 3% sequentially but grew 16% year-on-year. Pretax operating income of $166 million increased 3% sequentially and 29% year-on-year.

Sequential activity decline was mainly due to the completion of a 90-well VDA* Viscoelastic Diverting Acid stimulation campaign in the prior quarter in Saudi Arabia and lower Integrated Project Management activities in Indonesia. This decline was partially offset by strong activity in the Thailand/Vietnam and Malaysia/Brunei/Philippines GeoMarkets.

The improved sequential operating income was the result of a better revenue mix with the completion of a low profitability contract in Asia in the quarter and the ramp up of favorable projects in the Gulf.

Offshore and deepwater activity in India utilizing Wireline, Drilling & Measurements and Well Completions & Productivity technologies continued to drive significant year-on-year growth. Growth in India was supported by the award of a two-year ONGC contract for the design, implementation and commissioning of real-time electrical submersible pumps for the Mumbai High South Field; a completion sales tender for subsurface safety valves; and a three-year contract for wireline logging on onshore fields for ONGC.

The first real-time WellWatcher* pressure and temperature, reservoir and surface two-way monitoring and control service was commissioned for two fields in Malaysia. This web-based system enables production engineers to monitor and optimize reservoir performance from centrally-based operation centers.

Saudi Aramco utilized PowerDrive Xceed* 675 and PowerDrive Xtra* 475 rotary-steerable systems in conjunction with real-time geosteering services to assist in the placement of a 25,100 ft MD extended- reach-drilling (ERD) well in the Qatif Field. With this longest ERD well drilled in Saudi Arabia, Saudi Aramco will continue its efficient and effective reservoir drainage program. Based on this success, further ERD wells are being planned for the last quarter of the year and in 2005.

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Highlights

•	ChevronTexaco utilized Drilling & Measurements technology to set a new world record for the deepest down link of a rotary-steerable system, providing telemetry of information from 30,847 ft MD (11,550 ft TVD) on the Petronius platform in the Gulf of Mexico.

•	The new Wireline PressureXpress* service, introduced during the quarter, was deployed in a highly faulted mature field in the United States. The measurements were used to optimize a PowerSTIM* completion program that reduced the number of hydraulic stages by 60%, saving the customer $400,000. Production increased by 50% over the previous well drilled in the area.

•	Shell International Exploration and Production BV (“Shell”) and Schlumberger Information Solutions established on July 26th an alliance for research and development of next generation Smart Fields™ hydrocarbon development solutions. A joint team will focus on developing real-time workflows to connect people, processes and technology involved with field development operational processes.

•	The Well Completions & Productivity newly extended range of high-accuracy Vx* technology brings multiphase well testing to wet gas environments, accelerating Schlumberger technology leadership in this growing market. Well tests conducted with the new Vx meter in Algeria for First Calgary Petroleum demonstrated results considered by them to be more accurate than the results from a conventional test separator.

•	Real-time fracturing solutions continue to gain momentum across Russia with more than 20 jobs completed in the third quarter. Nine of these jobs were performed on a coalbed methane project for Gazprom. Through real-time secure connectivity, experts in Moscow and Houston monitored the project, analyzed the information and optimized the treatment design during the job.

•	Schlumberger was awarded work on two mature fields in the South China Sea. The field studies, conducted by Data & Consulting Services, will include reprocessed seismic sections by WesternGeco and extensive use of Petrel* and ECLIPSE* software applications to model the reservoir. The scope of work also includes the use of Schlumberger proprietary geomechanics, wellbore stability and mechanical earth models.

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WesternGeco

Third-quarter revenue of $301 million was 3% higher sequentially and 14% higher compared to the same period last year. Pretax operating income of $33 million improved $19 million sequentially and $70 million year-on-year.

Sequentially, Marine activity increased 7% due to better vessel utilization, particularly for Q-Marine* technology. The activity growth was strongest in West Africa, Mexico and South America. Land declined 8% reflecting the completion of some projects in Malaysia and the Middle East. Multiclient sales increased 3% mainly in North America, partially offset by the completion of a long-term volume agreement awarded in December 2003. Data Processing increased 10% due to a higher level of Q* processing and robust third-party work coupled with improved operational efficiencies.

Year-on-year revenue increased mainly from strong growth in Multiclient sales coupled with higher activity in North America. This reflected the renewed interest in the library resulting from higher oil prices and an increasing number of blocks in the Gulf of Mexico coming up for renewal. Data Processing grew 29% resulting in increased amounts of Q* processing and improved third-party backlog. Land revenue was flat year-on-year while Marine declined 9% due to lower activity in the Caspian coupled with an ocean-bottom cable crew operating on a substantially pre-funded Multiclient project in the Gulf of Mexico.

Sequential operating income increases were mainly in Marine resulting from higher vessel utilization and sustained Q* pricing. Data Processing also contributed to this improvement due to better operating efficiency.

The year-on-year operating income increase was led by Multiclient due to lower amortization cost following the impairment of the Multiclient library in the third quarter of last year, coupled with improved sales in North America. Marine also contributed to the improved performance with better pricing on Q* contracts.

Market acceptance of Q* technologies continued to accelerate with revenue more than doubling sequentially and almost tripling year-on-year.

The WesternGeco backlog at the end of the third quarter reached $602 million, increased 1% over the previous quarter and more than doubled year-on-year.

Highlights

•	Driven by Q-Marine* vessel utilization, WesternGeco recently decided to add the Western Regent to its Q-Technology* seismic vessel fleet. The vessel is scheduled for deployment in the first half of 2005.

•

Statoil ASA awarded WesternGeco a contract for two Q-Marine* 4D monitor seismic surveys over the Heidrun and Norne Fields in the Norwegian sector of the North Sea. Both assignments repeat earlier Q-Marine surveys. In addition, an agreement was signed for the industry’s first long-term seismic reservoir monitoring program. Through

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this agreement WesternGeco becomes Statoil’s preferred contractor for time-lapse seismic surveys over the Norne and Heidrun Fields for five- and six-year periods, respectively.

•	Reliance Industries Limited awarded WesternGeco a Q-Marine* contract to acquire a large seismic survey covering two assets located in the Bay of Bengal, India.

•	Lukoil awarded WesternGeco a contract for two land crews in Saudi Arabia.

•	WesternGeco recently completed a 3D four-component ocean-bottom cable seismic survey at Cannonball for BP Trinidad and Tobago LLC.

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About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 50,000 people of over 140 nationalities working in 100 countries, and comprises two business segments. Schlumberger supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with Baker Hughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2003, Schlumberger operating revenue was $10.12 billion. For more information, visit www.slb.com.

# # #

*	Mark of Schlumberger

Smart Fields™ is a trademark of Shell

Notes:

•	Schlumberger will hold a conference call to discuss the above announcement on Friday, October 22, 2004, at 9:00 am New York City time (2:00 pm London time/3:00 pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4480 (toll-free) for North America, or +1-612-332-0226 from outside North America, approximately 15 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call”. A replay will be available through November 5, 2004, by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 747719. The conference call will also be simultaneously webcast at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through November 5, 2004.

•	Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.slb.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com

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